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                                                                   EXHIBIT 99.5





                              DEED OF UNDERTAKING

                          NEWMONT MINING CORPORATION

                            NORMANDY MINING LIMITED

                              ABN 86 009 295 765




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                                   CONTENTS

                                                                   PAGE
                                                                   ----

           1. DEFINITIONS AND INTERPRETATION......................   2
              1.1  Definitions....................................   2
              1.2  Interpretation.................................   5

           2. CONDITION PRECEDENT.................................   5

           3. NON SOLICITATION....................................   5

           4. NORMANDY UNDERTAKING................................   7
              4.1  Background.....................................   7
              4.2  Undertaking....................................   8
              4.3  Limitation on Payment..........................   9
              4.4  Cap............................................  10
              4.5  Demand for Payment.............................  10
              4.6  Security Bond..................................  10

           5. FACILITATION OF OFFER...............................  11
              5.1  Abridgement of Time............................  11
              5.2  Consultation...................................  12

           6. REPRESENTATIONS AND WARRANTIES......................  12
              6.1  Warranties by Normandy.........................  12
              6.2  Indemnity......................................  12
              6.3  Disclosure.....................................  12
              6.4  Reliance.......................................  13
              6.5  Warranty Breach Notification...................  13
              6.6  Proceedings for Warranty Claim.................  13
              6.7  Liability Limitations..........................  13
              6.8  Certification of Representations and Warranties  14
              6.9  No Assignment..................................  14

           7. CONDUCT OF BUSINESS BY NORMANDY.....................  14

           8. NEWMONT'S WARRANTIES................................  15
              8.1  Warranties.....................................  15
              8.2  Indemnity......................................  16

           9. PUBLIC ANNOUNCEMENT.................................  16

          10. NOTICES.............................................  16
              10.1 When Notices are Given.........................  16
              10.2 Addresses for Notices..........................  17

          11. AMENDMENT AND ASSIGNMENT............................  18
              11.1  Amendment.....................................  18
              11.2  Assignment....................................  18

          12. GENERAL.............................................  18
              12.1  Governing Law.................................  18
              12.2  Liability for Expenses........................  18
              12.3  Counterparts..................................  19
              12.4  Attorneys.....................................  19
              12.5  Severability..................................  19
              12.6  Entire Agreement..............................  19
              12.7  Normandy Board Resolution.....................  19
              12.8  Obligation to Enforce.........................  20

          SCHEDULE 1--AGREED ANNOUNCEMENTS........................  21

          SCHEDULE 2--NORMANDY WARRANTIES.........................  22

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                              DEED OF UNDERTAKING

DATED

PARTIES

1. NEWMONT MINING CORPORATION of 1700 Lincoln Street, 28th Floor, Denver, Colorado 80203, United States of America (NEWMONT)

2. NORMANDY MINING LIMITED ABN 86 009 295 765 of 100 Hutt Street, Adelaide, South Australia, 5000, Australia (NORMANDY)

RECITALS

A. Normandy is the subject of a takeover bid by AngloGold Limited (ANGLOGOLD) under which AngloGold has offered 2.15 AngloGold shares for every 100 Normandy Shares.

B. The offer price under AngloGold's Bid represents a premium of 29% to the market price of Normandy shares immediately before the AngloGold Bid was announced.

C. Newmont is considering making or procuring a related body corporate or limited liability company (which is part of the Newmont group of companies) to make an off-market bid to acquire all the Normandy Shares upon the terms and conditions contained in the Agreed Announcements (BID).

D. The value of the offer under the Bid to acquire all Normandy securities represents a 20.92% premium to the value of AngloGold's Bid immediately before the Bid was announced.

E. Newmont has represented to Normandy that it is a pre-requisite to Newmont making or procuring the making of the Bid that Normandy enters in to this Deed.

F. Normandy and its directors believe that significant benefits will flow to Normandy and its shareholders if the Bid is made.

                                      1

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                               THE PARTIES AGREE

1. DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

   In this document, unless the context otherwise requires:

   AGREED ANNOUNCEMENTS means the announcements of Newmont and Normandy in the terms set out in Schedule 1 to this Deed or in such other terms as the parties may jointly approve which, in relation to the announcement of Normandy, includes the recommendation of the Normandy Board of the Bid in terms acceptable to Newmont.

   ANGLOGOLD'S BID means the off market bid of AngloGold constituted by the Bidder's Statement dated 16 October 2001 and the Supplementary Bidder's Statement dated 1 November 2001.

   ASIC means the Australian Securities and Investments Commission.

   ASX means the Australian Stock Exchange Limited.

   BIDDER means Newmont or the related body corporate or the limited liability company (which is a part of the Newmont group of companies) identified in the Agreed Announcements as being the company making the Bid.

   BUSINESS DAY means a day that is not a public holiday in Sydney or Adelaide, Australia or New York, New York, United States of America or a Saturday or Sunday.

   COMPETING TAKEOVER PROPOSAL means any proposal or offer (not including AngloGold's Bid but including any increase or proposed increased by AngloGold of the consideration offered under AngloGold's Bid) with respect to any transaction (by purchase, merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalisation, take-over bid or otherwise) that would, if completed substantially in accordance with its terms, result in any person (or group of persons) other than Newmont and its Subsidiaries acquiring:

      (a) assets of Normandy and/or its Subsidiaries that have, individually or in the aggregate, a market value exceeding 15% of the market value of all the assets of Normandy and its Subsidiaries (taken as a whole); or

      (b) 25% or more of the voting shares of Normandy.

   CONFIDENTIALITY AGREEMENT means the agreement dated 18 October 2001 between Normandy and Newmont.

   COSTS DISPUTE means any dispute between the parties concerning any payment or reimbursement which Normandy has to make to Newmont in accordance with clause 4.1(b)(2).

   GOVERNMENTAL AGENCY means any:

      (a) government or governmental, semi-governmental or judicial entity or authority; or

      (b) minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government.

It also includes any regulatory organisation established under statute or any stock exchange.

   MATERIAL ADVERSE EFFECT WHEN USED IN RELATION TO AN ENTITY means a change, effect, event or development that has had, is or is reasonably expected to have, a material adverse effect on the business, financial or trading position or condition, results of operations, assets or liabilities, profitability or prospects of that entity and its related bodies corporate, taken as a whole, the value or financial effect of which (taken together with all other adverse effects which have occurred and after deducting the value or financial effect of all positive effects which

                                      2

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have occurred) is not less than an amount equal to 7.5% of the value of the total assets of the entity or where the effect is on revenue account 7.5% of the total revenue of the entity in each case on a consolidated basis as per its most recently published audited accounts. Adverse and positive effects solely due to fluctuations in the price of gold or other commodities or rates of inflation shall be ignored.

   NEWMONT'S TAKEOVER BID or BID means a takeover bid publicly proposed by Newmont or Bidder that satisfies the condition precedent in clause 2.

   NORMANDY BOARD means the board of directors of Normandy.

   NORMANDY BOARD RESOLUTION means the the resolution of the Normandy Board which is referred to in clause 12.7 of this Deed.

   NORMANDY DUE DILIGENCE MATERIAL means material provided by Normandy to Newmont or its financial or legal advisors as recorded in Exhibit 1 to this Deed and all other written information provided since 1 October 2001 by or on behalf of Normandy to Newmont or any of its financial and legal advisors or employees, agents or contractors concerning Normandy.

   NORMANDY SENIOR MANAGEMENT means the Normandy Group Legal Counsel and the Normandy Group Executives of Finance, Operations, E-Business, Exploration, Corporate and Development.

   NORMANDY SHARE means an ordinary share in the capital of Normandy.

   SECURITY BOND means in unconditional guarantee given by Australia and New Zealand banking Group Limited and provided by Normandy to Newmont in accordance with the terms of this Deed.

   SUBSIDIARIES OR SUBSIDIARIES means in respect of a person, each of the corporate entities, partnerships and other entities over which it exercises direction or control.

   SUPERIOR TAKEOVER PROPOSAL means a BONA FIDE Competing Takeover Proposal in respect of which the Normandy Board has determined, acting reasonably and in good faith, would, it consummated in accordance with its terms, be reasonably likely to result in a transaction more favorable to the holders of Normandy Shares than the Newmont Takeover Bid, such determination having been made in good faith by the Normandy Board:

      (i) after consultation with its financial and legal advisors; and

      (ii) after taking into account all material legal, financial, regulatory and other aspects of such proposal and the party making such proposal (including the prospects that the proposal will complete)

   WARRANTY means the representations and warranties given by Normandy to Newmont pursuant to this Deed, as set out in Schedule 2 or by Newmont to Normandy in accordance with clause 7.

   $ means Australian dollars.

                                      3

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1.2 INTERPRETATION

   Headings are for convenience only and do not affect interpretation. The following rules also apply in interpreting this document except where the context makes it clear that a rule is not intended to apply:

      (a) A reference to a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person.

      (b) A singular word includes the plural and vice versa.

      (c) A word which suggests one gender includes the other genders.

      (d) If a word is defined, another part of speech has a corresponding meaning.

      (e) Words or expressions which are defined in the Corporations Act have the same meanings in this Deed.

2. CONDITION PRECEDENT

   (a) Normandy shall have no obligation of any kind unless on the date this Deed is executed by both parties, Newmont publicly proposes, by means of an announcement to the Australian Stock Exchange, to make or cause Bidder to make the Bid in accordance with the Agreed Announcements.

   (b) Newmont shall have no obligation of any kind under this Deed until this Deed is executed by Normandy and Normandy provides Newmont with a certified copy of the Normandy Board Resolution.

3. NON SOLICITATION

   (a) Normandy shall not, nor shall it permit any of its subsidiaries to, nor shall it authorise or permit any officer, director or employee of, or require any investment banker, attorney or other advisor, agent or representative of Normandy or any of its subsidiaries to:

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      (i) directly or indirectly solicit, initiate or encourage the making of
   (including by way of furnishing non-public information) any inquiries or proposals regarding any Competing Takeover Proposal; or

      (ii) accept or enter into any agreement, arrangement or understanding with respect to any Competing Takeover Proposal or directly or indirectly participate in any discussions or negotiations regarding or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Competing Takeover Proposal; or

      (iii) approve or recommend any Competing Takeover Proposal.

   (b) Paragraphs (a) (ii) and (iii) do not restrict Normandy or the Normandy Board from taking or refusing to take any action with respect to a BONA FIDE Competing Takeover Proposal provided that the Normandy Board has determined in good faith and acting reasonably after consultation with its financial advisors and outside legal counsel, that such BONA FIDE Competing Takeover Proposal, that was not solicited, initiated or encouraged by Normandy in contravention of clause 3(a)(i) and did not otherwise result from a breach or deemed breach of paragraph (a)(i) or (ii), is a Superior Takeover Proposal.

   (c) Normandy shall upon the execution of this Deed:

      (i) immediately cease and cause to be terminated any existing discussions or negotiations, directly or indirectly, with any person with respect to (i) any Competing Takeover Proposal, or (ii) any transaction (which, for greater certainty, includes any Competing Takeover Proposal) that may adversely affect or reduce the likelihood of the successful completion of the Newmont Takeover Bid; and

      (ii) not, directly or indirectly, waive or vary any terms or conditions of any confidentiality or standstill agreement that it has, as of the date hereof, entered into with any person considering a Competing Takeover Proposal and shall immediately request the return (or the deletion from retrieval systems and data bases or the destruction) of all information.

   (d) The obligations of Normandy under paragraphs (a)(ii) and (iii) and (c) do not restrict Normandy or the Normandy Board from taking or failing to take any action where to do so would, in the determination of the Normandy Board, made in good faith and acting reasonably after consultation with its financial advisors and outside legal advisors, constitute or would be likely to constitute a breach of a fiduciary or statutory duty or obligation imposed on the members of the Normandy Board.

   (e) Normandy has no obligation under clause 3 in any of the following circumstances:

      (i) Newmont has not by 1 January 2002 (or such extended time as may be permitted by the Corporations Act or the Australian Securities and Investments Commission) served on Normandy a Bidder's Statement relating to the Bid;

      (ii) offers pursuant to Newmont's Bid are not dispatched to Normandy shareholders on or before 16 January 2002 (or such extended time as may be permitted by the Corporations Act or the Australian Securities and Investments Commission);

      (iii) Newmont withdraws its Bid, after the Bid is made; or

      (iv) Newmont's Bid closes,

   unless the circumstances in (i) or (ii) arise because the certificate contemplated by clause 6.8 has not been provided by Normandy.

   (f) Without limiting the foregoing, it is understood that any breach of the restrictions in paragraph (a) or (c) by any officer or director of Normandy or any of its subsidiaries or investment bankers, attorneys or other advisors or representatives shall be deemed to be a breach by Normandy of paragraph (a) or
(c).

                                      5

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4. NORMANDY UNDERTAKING

4.1 BACKGROUND

   (a) Newmont has represented to Normandy that its reasonable estimate of its reasonable opportunity costs connected with the proposed Bid together with other out of pocket expenses and costs exceeds 1% of the transaction value of the Bid determined on the date on which the Bid is announced and Normandy has no basis to question such estimate and accordingly has relied on such estimate.

   (b) Newmont is induced to make the Agreed Announcement on the basis that, in the circumstances provided for by clause 4, Normandy shall pay to Newmont its costs and expenses connected with the Bid and its reasonable opportunity costs, subject to the cap in clause 4.4.

4.2 UNDERTAKING

   Normandy undertakes to Newmont that if:

      (a) a Competing Takeover Proposal is announced or open for acceptance and, pursuant to that Competing Takeover Proposal, the bidder acquires a relevant interest in more than 50% of all Normandy's Shares and the Competing Takeover Proposal becomes free from any defeating conditions either before or after the end of the applicable offer period; or

      (b) the Normandy Board fails to recommend Newmont's Takeover Bid in Normandy's target's statement in response to Newmont's Takeover Bid or withdraws or modifies in a manner adverse to Newmont a recommendation previously made in respect of the Bid (or proposed Bid) or enters into any agreement, arrangement or understanding to recommend or support a Competing Takeover Proposal or recommends a Competing Takeover Proposal, then subject to this clause 4, Normandy must pay Newmont the Compensating Amount.

      (c) The Compensating Amount means $38.33 million, being 1% of the Bid value determined on the date the Bid is announced, to compensate Newmont for the following:

          (i) advisory costs, legal costs (on a solicitor own client basis), costs of management and directors' time and costs of convening and holding any necessary Newmont stockholders meetings;

          (ii) out of pocket expenses incurred after 1 August 2001 including, without limitation, airfares, hotel accommodation, meals and associated expenses incurred by Newmont employees, advisors and agents;

          (iii) costs incurred by Newmont in negotiating, planning and implementing the Bid;

          (iv) reasonable opportunity costs incurred by Newmont in pursuing the Bid or in not pursuing other alternative acquisitions or strategic initiatives; and

          (v) any reputational damages associated with a failed transaction and the implications of those damages in the event Newmont seeks to execute alternative acquisitions or financings in the future, in each case, incurred or suffered by Newmont as a result of Newmont having entered into this Deed or making an Agreed Announcement or pursuing Newmont's Takeover Bid and related transactions, including all preparatory investigations and due diligence undertaken in connection therewith since 1 August 2001.

4.3 LIMITATION ON PAYMENT

   Normandy will not have any obligation under clause 4.2(b) in any of the following circumstances:

      (a) the terms and conditions of the Bid when made are materially less favourable to Normandy shareholders than the terms and conditions thereof specified in the Agreed Announcement;

      (b) Newmont shareholders vote against the resolution to approve the issue of Newmont securities under the Bid; or

      (c) the Treasurer of the Commonwealth of Australia determines not given an approval to the Bid, under the Foreign Acquisitions and Takeovers Act
   (Cth) on terms acceptable to Newmont,

unless another person, including AngloGold, makes a Competing Takeover Proposal which becomes free from any defeating conditions either before or after the end of the applicable offer period.

                                      6

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4.4 CAP

   The maximum aggregate liability of Normandy under clause 4.2 is the Compensating Amount.

4.5 DEMAND FOR PAYMENT

   Any demand for payment of the Compensating Amount must:

      (a) be in writing; and

      (b) certify the amount and provide reasonable supporting details thereof except for opportunity costs in respect of which Normandy will rely on the representation provided by Newmont which is referred to in clause 4.1(a).

Payment must, subject to clause 4.4, be made by Normandy within 3 Business Days of receipt of the demand therefor by Newmont.

4.6 SECURITY BOND

   (a) As security for its obligation under clause 4.2, Normandy must as soon as reasonably practicable but in any event by no later than 28 November 2001 provide a Security Bond to Newmont.

   (b) Newmont shall have the right, without prejudice to any other remedy available to Newmont, to call upon the Security Bond if Normandy fails to comply with clause 4.2. Newmont agrees to return the Security Bond to Normandy when Normandy's obligations under clause 4.2 have been observed and complied with to the satisfaction of Newmont or otherwise have terminated in accordance with this Deed.

   (c) Normandy shall not take any steps whatsoever to:

      (i) injunct the payment of the amount secured by the Security Bond in respect of any claim that may be made under the Security Bond by Newmont; or

      (ii) restrain Newmont from exercising its rights under the Security Bond in accordance with this clause.

   (d) The Security Bond shall be in such form as Normandy and Newmont reasonably agree.

   (e) (i) Subject to paragraph (ii), the term of the Security Bond must be 18 months from the date of this Deed;

    (ii) Normandy must extend the term of the Security Bond, in the event that there is a dispute between Normandy and Newmont concerning the payment pursuant to clause 4 until a date which is 10 Business Days after the date the dispute is finally resolved.

5. FACILITATION OF OFFER

5.1 ABRIDGEMENT OF TIME

   (a) For the purposes of item 6 in section 633(1) of the Corporations Act, subject to:

      (i) Newmont providing Normandy with an advanced draft of its Bidder's Statement for review when prepared and a final draft of its Bidder's Statement not less than three Business Days before it is lodged with the Australian Securities and Investments Commission under item 2 of section 633(1) of the Corporations Act;

      (ii) Newmont taking account of all reasonable comments provided to it by Normandy prior to finalising its Bidder's Statement; and

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      (iii) Newmont's Bidder's Statement complying with applicable law,

   Normandy will agree that the offers under Newmont's Takeover Bid may be sent to Normandy shareholders, at the option of Newmont, on the day on which the Bidder's Statement relating to Newmont's Takeover Bid is sent to Normandy or within 5 Business Days after that day.

   (b) Normandy will use its best endeavours to distribute a Target's Statement in relation to Newmont's Takeover Bid as soon as practicable after Newmont's Bidder's Statement has been sent to Normandy.

5.2 CONSULTATION

   Normandy will consult with Newmont a reasonable time in advance of any action which may cause a non-fulfilment of any of the conditions of Newmont's Takeover Bid and Newmont will act reasonably in relation to the waiving of any of those conditions in respect of facts or circumstances which have an immaterial effect on Normandy and its subsidiaries taken as a whole.

6. REPRESENTTIONS AND WARRANTIES

6.1 WARRANTIES BY NORMANDY

   Normandy represents and warrants to Newmont in the terms set out in Schedule
2.

6.2 INDEMNITY

   Normandy indemnifies Newmont against any claim, loss, liability, cost or expense, direct or indirect, which Newmont is liable for arising from a breach by Normandy of this Deed including a breach of Warranty.

6.3 DISCLOSURE

   Each Warranty is qualified by and subject to:

      (a) any matter which is disclosed in the Normandy Due Diligence Material in sufficient detail to enable Newmont to have a reasonable understanding of the nature and the import of the matter which is disclosed; and

      (b) any announcement that Normandy has made either to ASX or ASIC between 1 July 2001 and the date of this Deed; and

      (c) any information which, at the date of this Deed, is publicly available or which, upon inspection of any register maintained by any Governmental Agency and available to the public (whether with or without the payment of a fee) would be ascertainable by Newmont.

6.4  RELIANCE

   Normandy acknowledges that Newmont has relied on the Warranties for the purpose of executing this Deed and making the Agreed Announcements and pursuing the Bid.

6.5  WARRANTY BREACH NOTIFICATION

   If prior to the end of the offer period under the Bid, Normandy becomes aware of any breach or potential breach of a Warranty, Normandy must notify Newmont of this and provide reasonable particulars of the breach or potential breach.

                                      8

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6.6 PROCEEDINGS FOR WARRANTY CLAIM

   Any claim by Newmont for a breach of any Warranty will be taken to be waived or withdrawn and will be barred and unenforceable unless:

      (a) reasonable details of the claim are notified in writing to Normandy within six months of the date of this Deed; and

      (b) within six months after the date the claim is first notified to Normandy proceedings against Normandy in respect of the claim have been commenced by Newmont and initiating process served on Normandy.

6.7 LIABILITY LIMITATIONS

   (a) Despite any other provisions of this Deed the representations and warranties given by Normandy do not survive the consummation of the Newmont Bid; that is when the Newmont Bid conditions have either been satisfied or waived.

   (b) In no event shall Normandy be liable for loss of profit, loss of revenue, loss of opportunity or any other kind of indirect or consequential loss or damage in connection with a breach of Warranty claim.

   (c) A claim for a breach of Warranty cannot be made unless that claim and all other claims for breach of Warranty, in the aggregate, exceed the amount paid to Newmont under clause 4 at the time the claim is made and then only in respect of the excess.

   (d) Normandy's liability under this clause 6 shall be limited to an amount in the aggregate not exceeding $100 million.

6.8 CERTIFICATION OF REPRESENTATIONS AND WARRANTIES

   The obligations of Newmont to consummate the Bid shall be subject to the representations and warranties of Normandy under this Deed being true and correct in all material respects (except where already qualified as to materiality or the absence of a Material Adverse Effect), on and as of the date of consummation as if made on and as of such date (except to the extent such representations and warranties refer solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date), and Newmont shall have received a certificate of Normandy addressed to Newmont and dated the date of consummation, signed on behalf of Normandy by a senior officer of Normandy (on Normandy's behalf and without personal liability), confirming the same as at the date of consummation.

6.9 NO ASSIGNMENT

   The rights of Newmont under this clause 6, including the benefit of the Warranties given by Normandy, are personal to Newmont. They cannot be assigned, transferred, charged, made the subject of any trust or otherwise dealt with (except to or for the benefit of Bidder) without the written consent of Normandy which consent may be withheld in Normandy's absolute discretion.

7. CONDUCT OF BUSINESS BY NORMANDY

   (a) Prior to the consummation of Newmont's Takeover Bid, unless Newmont otherwise agrees in writing or as otherwise expressly contemplated or permitted by this Deed, Normandy shall, and cause each of its Subsidiaries to,

      (i) in all material respects conduct its business only in, not take any action except in, and maintain its facilities in, the ordinary course of business consistent with past practice, and

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      (ii) maintain and preserve its business organisation and its material rights and franchises and use all commercially reasonable endeavours to retain the services of its officers and key employees and use all commercially reasonable endeavours to maintain relationships with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors and other third parties, and maintain all of its material operations assets in their current condition (normal wear and tear excepted) to the end that the goodwill and ongoing business of Normandy and its Subsidiaries shall not be impaired in any material respect.

8. NEWMONT'S WARRANTIES

8.1 WARRANTIES

   (a) Newmont represents and warrants to Normandy that, at the date of this
Deed:

      (i) it is duly incorporated under the laws of the place of its incorporation;

      (ii) it has the power and authority to execute and exchange this Deed and perform and observe all its terms;

      (iii) this Deed has been duly executed by Newmont and is a legal, valid and binding agreement of Newmont enforceable against it in accordance with its terms;

      (iv) Newmont is not bound by any contract which may restrict Newmont's right or ability to enter into or perform this Deed;

      (v) no resolutions have been passed nor has any other step been taken or legal proceedings commenced or threatened against it for its winding up or dissolution or for the appointment of a liquidator, receiver, administrator or similar officer over any or all of its assets, and no regulatory action of any nature has been taken, which would prevent, inhibit or otherwise have a material adverse effect on its ability to fulfil its obligations under this Deed.

   (b) LIABILITY LIMITED

   Despite any other provision of this Deed, the representations and warranties given by Newmont do not survive consummation of the Newmont Bid; that is when Newmont has acquired a relevant interest in at least 50.1% of Normandy voting shares and the Newmont Bid conditions have either been satisfied or waived.

8.2 INDEMNITY

   Newmont indemnifies Normandy against any claim, loss, liability, cost or expense, direct or indirect, which Normandy pays or is liable for arising from a breach by Newmont of this Deed including a breach of a warranty given by Newmont provided that in no event shall Newmont be liable for loss of profit, loss of revenue, loss of opportunity or other kind of indirect or consequential loss or damage in connection with a breach of Warranty claim.

9. PUBLIC ANNOUNCEMENT

   (a) The parties will immediately after execution of this Deed make the Agreed Announcements to Australian Stock Exchange Limited.

   (b) The parties shall, as far as practicable, consult with one another as to the terms of all press releases and other public announcements and presentations by Newmont or Normandy relating to the Newmont Bid while the Normandy Board recommends the Newmont Bid, provided, however, that the foregoing shall not preclude communications or disclosures, after reasonable prior consultation with the other party:

      (i) by Newmont relating to offerings of Newmont securities; or

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      (ii) necessary to implement the provisions of this Deed or to comply with applicable law or the requirements of any governmental agency (including the Australian Stock Exchange Limited and the Securities Exchange Commission).

   (c) Normandy will lodge a copy of this Deed with the Australian Stock Exchange Limited at the same time as the Agreed Announcements are made.

10. NOTICES

10.1 WHEN NOTICES ARE GIVEN

   A notice, demand or other communication under this document is only effective if it is in writing, signed and either left at the addressee's address or sent to the addressee by mail or fax. If it is sent by mail from an address within Australia, it is taken to have been received 3 working days after it is posted. If it is sent by mail from an address outside Australia, it is taken to have been received when the addressee actually receives it in full and in legible form. If it is sent by fax, it is taken to have been received on the date of delivery, upon confirmation of receipt.

10.2 ADDRESSES FOR NOTICES

   A person's address and fax number are those set out below, or as the person notifies the sender:

       NORMANDY MINING LIMITED


       Address:             100 Hutt Street
                            Adelaide SA 5000

       Fax no:              08 8303 1900

       Attention:           Company Secretary

       With copy to:        General Counsel (Normandy Mining Limited) at

       Address:             100 Hutt Street
                            Adelaide SA 5000

       Fax no:              08 8303 1904

       NEWMONT MINING CORPORATION


                  Address:             1700 Lincoln Street
                                       28th Floor
                                       Denver CO 80203
                                       United States of America

                  Fax no:              1 303 837 5810

                  Attention:           General Counsel

                  With copy to:        David A Katz Esq

                  Address:             Wachtell, Lipton, Rosen & Katz
                                       51 West 52nd Street
                                       27th Floor
                                       New York, New York 10019-6150
                                       United States of America

                  Fax no:              1 212 403 2309

11. AMENDMENT AND ASSIGNMENT

11.1 AMENDMENT

   This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

11.2 ASSIGNMENT

   Subject to clause 6.9 a party may only dispose of, declare a trust over or otherwise create an interest in its rights under this document with the consent of the other party.

12. GENERAL

12.1 GOVERNING LAW

   (a) This document is governed by the law in force in New South Wales, Australia.

   (b) Each party submits to the non-exclusive jurisdiction of the Courts exercising jurisdiction in New South Wales, Australia and any Court that may hear appeals from any of those Courts, for any proceedings in connection with this document and waives any right it might have to claim that those Courts are an inconvenient forum.

12.2 LIABILITY FOR EXPENSES

   Subject to this document, each party must pay its own expenses incurred in negotiating, executing, stamping and registering this document.

12.3 COUNTERPARTS

   This document may be executed in counterparts.

12.4 ATTORNEYS

   Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

12.5 SEVERABILITY

   If the whole or any part of a provision of this Deed is void, unenforceable or illegal in a jurisdiction, it is severed for that jurisdiction. The remainder of this Deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Deed or is contrary to public policy.

12.6 ENTIRE AGREEMENT

   This Deed constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter, other than the Confidentiality Agreement.

12.7 NORMANDY BOARD RESOLUTION

   (a) Normandy will provide to Newmont a certified copy of a resolution of the Normandy Board, which has been unanimously passed at a meeting of the Normandy Board at which each director of Normandy was present, confirming that the Normandy Board approves the execution of this Deed and the provisions of clause 4, and recommends Newmont's Takeover Bid, as being in the best interests of Normandy and its shareholders.

   (b) Newmont agrees that it will not commence any legal action against the Normandy Board or any member thereof in relation to the resolution of the Normandy Board to approve and commit Normandy to enter into this Deed.

12.8 OBLIGATION TO ENFORCE

   In the event that a third party seeks in relation to this Deed either from a Court, the Takeovers Panel or a regulatory authority any orders, judgment or other action the effect of which if granted would be to diminish, restrict, modify, waive or vary any obligation imposed on Normandy under this Deed, including the obligation under this clause 12.8, then Normandy will:

      (a) vigorously defend such action or proceeding before a Court, the Takeovers Panel or regulatory authority; and

      (b) at Newmont's cost permit Newmont to participate with Normandy in such action or proceeding.

                                  SCHEDULE 1

                             AGREED ANNOUNCEMENTS

                                  SCHEDULE 2

                              NORMANDY WARRANTIES

1. SHARE CAPITAL

   (a) ISSUED CAPITAL: As at 9 November 2001 there are 2,231,693,599 ordinary shares issued in the capital of Normandy and 22,902,765 options over unissued shares. Each such share is fully paid. These shares are the only shares issued in the capital of Normandy as at 9 November 2001.

   (b) ISSUE OF OTHER SECURITIES: Normandy is not obliged to issue or allot any shares or other securities of Normandy and Normandy has not granted any person the right to call for the issue or allotment of any shares or other securities of Normandy other than as disclosed publicly or in the Normandy Due Diligence Material.

   (c) SUBSIDIARIES: All the issued shares in the capital of each wholly owned Subsidiary of Normandy have been validly issued and are fully paid, and are owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

2.  AUTHORITY OF NORMANDY

   (a) ORGANISATION AND STANDING: Each of Normandy and each of its Subsidiaries is a corporation, partnership or other legal entity duly organised and validly existing under the laws of the jurisdiction in which it is organised and has the requisite power and authority to carry on its business as now being conducted. Each of Normandy and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed, either individually or in the aggregate, would not result in a Material Adverse Effect upon Normandy.

   (b) AUTHORITY: Normandy has taken all necessary action to authorise the signing, delivery and performance of this Deed and the documents required under this Deed in accordance with their respective terms.

   (c) POWER TO AGREE: Normandy has power to enter into this Deed and perform its obligations under it and can do so without the consent or approval of any other person including, without limitation, the shareholders of Normandy.

   (d) NO BREACH: The signing and delivery of this Deed and the performance by Normandy of its obligations under it complies with Normandy's Constitution and will not conflict with, or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any lien upon any of the properties or assets of Normandy or a Subsidiary under any contract, instrument, permit, concession, franchise, licence, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (CONTRACT), to which either Normandy or a Subsidiary is subject except where any such conflicts, breaches, defaults, rights or liens individually, or in the aggregate, would not result in a Material Adverse Effect.

   (e) BOARD APPROVAL: The Normandy Board has unanimously approved this Deed and the transactions and obligations imposed on Normandy under this Deed including the recommendation of the Normandy Board which is contained in the Agreed Announcements.

3. ACCURACY OF INFORMATION

   (a) So far as the Normandy Board and Normandy Senior Management are aware, the Normandy Due Diligence Material together with any information about Normandy which is in the public domain at the date of this Deed comprises all information that investors and their professional advisers would reasonably require to make an informed assessment of the assets and liabilities, financial position and performance, profits and losses and prospects of Normandy and the Subsidiaries taken as a whole as at the date of this Deed.

   (b) So far as the Normandy Board and Normandy Senior Management are aware, the information contained in the Normandy Due Diligence Material is accurate in all material respects. None of that information is misleading in any material particular whether by inclusion of misleading information or the omission of material information or both.

   (c) Normandy has complied with ASX listing rule 3.1 in relation to continuous disclosure and has (to the extent necessary to date) and will continue to comply with Division 4 of Part 6.5 and Chapter 6B of the Corporations Act.

   (d) The Normandy Board and the Normandy Senior Management are not aware of any information being information otherwise liable to be disclosed under ASX listing rule 3.1 which has not been publicly disclosed by Normandy in reliance on the carve out from disclosure which is contained in ASX listing rule 3.1 which has not been provided to the expert for review in connection with the preparation of the independent expert's report which is to accompany the Normandy Target's Statement which will be given in response to the AngloGold Bidder's Statement dated 16 October 2001 and AngloGold's F-4 Registration Statement dated 9 November 2001.

   (e) Without limiting the generality of paragraph (c), as far as the Normandy Board and the Normandy Senior Management are aware, none of the disclosures Normandy has lodged with either ASIC or ASX since 30 June 2001, including without limitation the audited financial statements of Normandy and its Subsidiaries as at 30 June 2001, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent that such statements have been modified or superseded by later lodgements on behalf of Normandy or a Subsidiary with either ASIC or ASX.

   (f) As at the date of this Deed, the Normandy Board and Normandy Senior Management are not aware of:

      (i) any material change in its financial position or the financial position of Normandy and its Subsidiaries which change would constitute a Material Adverse Effect upon Normandy when compared with the financial position of Normandy and Normandy and its subsidiaries as disclosed in the audited financial statements of Normandy and Normandy and its Subsidiaries as at 30 June 2001; or

      (ii) any event, change, effect or development that individually or in the aggregate would result in a Material Adverse Effect upon Normandy.

4. CONDUCT OF BUSINESS

   (a) As far as the Normandy Board and the Normandy Senior Management are aware, Normandy holds all material authorisations which are necessary or required to enable it to conduct its business as it has been conducted at the date of this Deed and as the Normandy Board expects that business to continue to be conducted, other than those authorisations the failure to so hold, either individually or in the aggregate, would not result in a Material Adverse Effect upon Normandy. The Normandy Board and the Normandy Senior Management are not aware of any fact, matter or circumstance existing as at the date of this Deed which has not been the subject of public disclosure which may have a Material Adverse Effect upon Normandy in terms of its ability to continue to conduct its business.

   (b) Since 30 June 2001 there has not been any granting by Normandy or a Subsidiary to any member of the Normandy Board or the Normandy Senior Management of any increase in compensation, severance or termination pay, except:

      (i) in the ordinary course of business consistent with past practice; or

      (ii) as was required under any employment agreement, severance or termination agreement in effect as of 30 June 2001.

5. LITIGATION

   (a) There is no suit, action, proceedings, prosecution, litigation, arbitration proceeding or administrative or governmental investigation or challenge pending or, to the knowledge of Normandy, threatened against Normandy or a Subsidiary that, individually or in the aggregate, would:

      (i) if adversely determined against Normandy would result in a Material Adverse Effect; or

      (ii) reasonably be expected to prevent or delay in any material respect the consummation of Newmont's Takeover Bid.

   (b) There is no judgment, decree, injunction, rule or order outstanding against Normandy or a Subsidiary that, individually or in the aggregate, would result in a Material Adverse Effect.

   (c) All contracts material to the business of Normandy are valid and binding obligations of Normandy or a Subsidiary and, to the knowledge, neither Normandy nor a Subsidiary nor any other person which is a party to a contract referred to in paragraph (a) in breach of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or entitle any party to terminate, accelerate, modify or call a default under, or trigger any pre-emptive rights or rights of first refusal under, any such contract except such breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect.

6. RESERVES/RESOURCES

   As far as the Normandy Board and the Normandy Senior Management are aware, there has been no material reduction in the aggregate amount of reserves or resources of Normandy and its Subsidiaries, taken as a whole, from the amounts set forth in Normandy's 2001 Annual Report except for such reductions in reserves that have resulted from production in the ordinary course of business or such reductions in resources that have resulted from reclassifications of resources as reserves.

7. COMPLIANCE WITH LAWS

   Neither Normandy nor a Subsidiary has, to the best of the knowledge and belief of the Normandy Board and the Normandy Senior Management, breached or failed to comply with any of its articles or other organisational documents or by laws, or any statute, law, ordinance, regulation, rule, judgment, decree or order applicable to its business or operations, except for:

      (a) breaches and failures to comply therewith that, individually or in the aggregate, would not result in a Material Adverse Effect; or

      (b) breaches and failures to comply which have been publicly disclosed.

8. DISPOSITIONS OF COMPANY PROPERTY

   Since 1 July 2001, neither Normandy nor a Subsidiary of Normandy has sold or disposed of or ceased to hold or own any personal property, real property, any interest or rights with respect to real property (including exploration or production rights), any interest in a joint venture or other assets or properties of Normandy or a Subsidiary of Normandy (COMPANY PROPERTY), other than sales and dispositions of raw materials, obsolete equipment, mine output and other inventories, and any interests or rights with respect to real property having an individual fair market value of less than $250 million. No Company Property whose fair market value on the date hereof is greater than $250 million is subject to any pending sale or disposition transaction.

EXECUTED as a Deed.

SIGNED by NORMANDY MINING LIMITED by:

------------------------------------- ----------------------------------
        Signature of Director          Signature of Director/Secretary

------------------------------------- ----------------------------------
      Name of Director (print)        Name of Director/Secretary (print)

      SIGNED by NEWMONT MINING
      CORPORATION by:

-------------------------------------

-------------------------------------
                Name

-------------------------------------
               Title

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





                          SECOND DEED OF UNDERTAKING

                          NEWMONT MINING CORPORATION

                            NORMANDY MINING LIMITED

                              ABN 86 009 295 765





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   CONTENTS
                                                                        PAGE
                                                                        ----

1.  DEFINITIONS AND INTERPRETATION.....................................  21

    1.1 Definitions....................................................  21

    1.2 Interpretation.................................................  21

2.  NEWMONT AGREEMENT..................................................  22

3.  CLAUSE 4.2 PAYMENT.................................................  22

4.  RECOVERY OF PAYMENTS ALREADY MADE..................................  22

5.  DEED OF UNDERTAKING................................................  22

                          SECOND DEED OF UNDERTAKING

DATED

PARTIES

1. NEWMONT MINING CORPORATION of 1700 Lincoln Street, 28th Floor, Denver, Colorado 80203, United States of America (NEWMONT)

2. NORMANDY MINING LIMITED ABN 86 009 295 765 of 100 Hutt Street, Adelaide, South Australia 5000, Australia (NORMANDY)

RECITALS

A. Normandy and Newmont propose to enter into the Deed of Undertaking relating to the proposal by Newmont to make an off-market takeover bid for all the Normandy shares.

B. Newmont and Normandy have agreed to record in this Second Deed of Undertaking the circumstances in which Newmont will not be entitled to receive or, if it has already received, will be required to repay certain payments under the Deed of Undertaking and a number of associated matters.

THE PARTIES AGREE

1. DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

   In this document, unless the context otherwise requires:

   APPEAL RIGHTS means all rights of appeals and challenges available to a party from a Court to a Court, from the Takeovers Panel to the Takeovers Panel or from the Takeovers Panel to a Court, as Newmont in its absolute discretion determines.

   DEED OF UNDERTAKING means the document between Normandy and Newmont which is dated on the same date as the date of this Deed and which is referred to in Recital A to this Deed.

   FINALLY DETERMINED or FINAL DETERMINATION means the final decision, order, judgment or determination in relation to a Challenge after all appeals and challenges to jurisdiction have been exercised or availed of, as deemed appropriate by Newmont in its absolute discretion.

   PAYMENT means any payment which Normandy is required to make to Newmont in accordance with clause 4.2 of the Deed of Undertaking.

   PROVISO means Normandy in consultation with Newmont taking all necessary actions to vigorously defend any application or proceeding for orders, judgments, determinations or declarations made under a Challenge before a Court or the Takeovers Panel which, if granted, made or allowed would in any way interfere with Normandy making the Payment in accordance with the terms of the Deed of Undertaking; and Normandy, at Newmont's cost, seeking to join Newmont as a party to such application and proceedings in which the Challenge is made or brought; and Normandy, at Newmont's direction, initiating all Appeal Rights from a decision of a Court or the Takeovers Panel which has the effect or result of preventing the Payment from being made to Newmont.

1.2 INTERPRETATION

   Headings are for convenience only and do not affect interpretation. The following rules also apply in interpreting this document except where the context makes it clear that a rule is not intended to apply:

      (a) A reference to a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person.

      (b) A singular word includes the plural and vice versa.

      (c) A word which suggests one gender includes the other genders.

      (d) If a word is defined, another part of speech has a corresponding meaning.

      (e) Words or expressions which are defined in the Corporations Act have the same meanings in this Deed.

      (f) Words or expressions which are defined in the Deed of Undertaking have the same meanings in this Deed.

2. NEWMONT AGREEMENT

   Each covenant or agreement on the part of Newmont, which is contained in this Deed, is given by Newmont to Normandy for the benefit of Normandy and also to be held by Normandy for and on behalf of and to operate for the benefit of each director and relevant officer of Normandy.

3. CLAUSE 4.2 PAYMENT

   In the event that, at any time prior to a Payment becoming due to be made to Newmont in accordance with clause 4.2 of the Deed of Undertaking, there is a challenge to Normandy making the Payment which challenge is instituted or brought before a Court or the Takeovers Panel (CHALLENGE), then:

      (a) subject to the Proviso, Newmont will not enforce or seek to enforce Normandy's obligation to make the Payment, nor will Newmont seek recovery of the Payment under the Security Bond, until such time as the Challenge is Finally Determined;

      (b) if upon the Final Determination of the Challenge, Normandy is restrained from making the Payment (or any part thereof) or the making of the Payment is prevented by reason of a determination that it is illegal or unlawful (other than for any purpose on the part of the directors or any officer of Normandy to obtain improper personal pecuniary benefits, not including any benefit directly or indirectly as a holder of securities of Normandy in common with other holders of securities of Normandy) then, subject to the Proviso, Newmont will not seek to recover the Payment (or part thereof as the case may be) or damages in lieu thereof either against Normandy or any director or any officer of Normandy nor will Newmont seek to exercise its rights under the Security Bond.

4. RECOVERY OF PAYMENTS ALREADY MADE

   In the event that, at any time after a Payment has been made by Normandy to Newmont in accordance with clause 4.2 of the Deed of Undertaking, there is a challenge in respect of the Payment having been made which challenge is instituted or brought before a Court or the Takeovers Panel (POST-PAYMENT CHALLENGE) then, subject to the Proviso, Newmont will promptly refund the Payment (or any part thereof) upon a Final Determination of the Post-Payment Challenge if it is determined or decided that the making of the Payment (or the part thereof) was illegal or unlawful (other than for any purpose on the part of the directors or any officer of Normandy to obtain improper personal pecuniary benefits, not including any benefit directly or indirectly as a holder of securities of Normandy in common with other holders of securities of Normandy) and Newmont will not in such circumstances seek to recover the Payment (or part thereof as the case may be) or damages in lieu thereof either against Normandy or any director or officer of Normandy who authorised the making of such Payment, nor will Newmont seek to exercise any rights under the Security Bond.

5. DEED OF UNDERTAKING

   To the extent of any inconsistency between the provisions of this Deed and clause 4.6(c) of the Deed of Undertaking, the provisions of this Deed prevail.

EXECUTED as a Deed.

SIGNED by NORMANDY MINING LIMITED by:

------------------------------------- ----------------------------------
        Signature of Director          Signature of Director/Secretary

------------------------------------- ----------------------------------
      Name of Director (print)        Name of Director/Secretary (print)

      SIGNED by NEWMONT MINING
      CORPORATION by:

-------------------------------------

-------------------------------------
                Name

-------------------------------------
               Title

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





                           THIRD DEED OF UNDERTAKING

                          NEWMONT MINING CORPORATION

                            NORMANDY MINING LIMITED

                              ABN 86 009 295 765





--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   CONTENTS

                                                                     PAGE
                                                                     ----
1.  DEFINITIONS AND INTERPRETATION..................................  26
    1.1 Definitions.................................................  26
    1.2 Interpretation..............................................  26

2.  AMENDMENT OF DEED OF UNDERTAKING................................  27

3.  ACKNOWLEDGEMENT AND CONFIRMATION................................  27
    3.1 Normandy Acknowledgements...................................  27
    3.2 Newmont Acknowledgements....................................  27

4.  REPRESENTATION AND WARRANTIES...................................  27

5.  OTHER PROVISIONS CONTINUE.......................................  27

6.  GENERAL.........................................................  28

7.  AMENDMENT AND ASSIGNMENT........................................  28
    7.1 Amendment...................................................  28
    7.2 Assignment..................................................  28

8.  GENERAL.........................................................  28
    8.1 Governing Law...............................................  28
    8.2 Liability for Expenses......................................  28
    8.3 Counterparts................................................  28
    8.4 Attorneys...................................................  28
    8.5 Severability................................................  28
    8.6 Entire Agreement............................................  29
    8.7 Normandy Board Resolution...................................  29

                           THIRD DEED OF UNDERTAKING

DATED 10 DECEMBER 2001

PARTIES

1. NEWMONT MINING CORPORATION of 1700 Lincoln Street, 28/th/ Floor, Denver, Colorado 80203, United States of America (NEWMONT)

2. NORMANDY MINING LIMITED ABN 86 009 295 765 of 100 Hutt Street, Adelaide, South Australia, 5000, Australia (NORMANDY)

RECITALS

A. Newmont and Normandy are parties to a Deed of Undertaking dated 14 November 2001 (DEED OF UNDERTAKING) and a Second Deed of Undertaking dated the same date (SECOND DEED) in respect of the Bid (as defined in the Deed of Undertaking).

B. Since the date of the Deed of Undertaking, AngloGold has amended the AngloGold Bid, as announced by AngloGold on 29 November 2001.

C. Newmont is prepared to amend the Newmont Takeover Bid, as disclosed in the form of agreed announcements contained in Schedule 1 (SECOND AGREED ANNOUNCEMENTS) to this Third Deed of Undertaking (THIRD DEED), subject to Normandy entering into this Third Deed.

D. Normandy and its directors believe that significant benefits will flow to Normandy and its shareholders if the Newmont Takeover Bid is so amended.

THE PARTIES AGREE

1. DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

   In this Third Deed, except as otherwise expressly provided, all terms that are defined in the Deed of Undertaking shall have the same meanings in this Third Deed.

   "AGREED NEWMONT ANNOUNCEMENT" means that announcement contained in the Second Agreed Announcements to be made by Newmont.

   "AGREED NORMANDY ANNOUNCEMENT" means that announcement contained in the Second Agreed Announcements to be made by Normandy.

1.2 INTERPRETATION

   Headings are for convenience only and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply:

      (a) A reference to a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person.

      (b) A singular word includes the plural and vice versa.

      (c) A word which suggests one gender includes the other genders.

      (d) If a word is defined, another part of speech has a corresponding meaning.

      (e) Words or expressions which are defined in the Corporations Act have the same meanings in this Third Deed.

2. AMENDMENT OF DEED OF UNDERTAKING

   The Deed of Undertaking is amended as and from the date of this Third Deed in the following respects:

      (a) The definition of "Competing Takeover Proposal" in clause 1.1 shall be amended to add after the words "but including" in the second line:

          "the amendment of AngloGold's Bid announced on 29 November 2001 and"

      (b) The definition of "Newmont's Takeover Bid or Bid" shall be deleted and replaced by the following:

          "NEWMONT'S TAKEOVER BID OR BID" means the takeover bid announced by Newmont on 14 November 2001, as amended in accordance with the Agreed Newmont Announcement (as defined in the Third Deed of Undertaking dated 10 December 2001 between the parties).

      (c) Clause 4.2(c) is amended by deleting the words ", being 1% of the Bid value determined on the date the Bid is announced,".

3. ACKNOWLEDGEMENT AND CONFIRMATION

3.1 NORMANDY ACKNOWLEDGEMENTS

   Normandy expressly acknowledges that:

      (a) the conditions precedent in section 2 of the Deed of Undertaking have been satisfied and that the Deed of Undertaking is binding on Normandy; and

      (b) the AngloGold Bid, as amended by the announcement dated 29 November 2001, constitutes a Competing Takeover Proposal for the purposes of section
   4.3 of the Deed of Undertaking.

3.2 NEWMONT ACKNOWLEDGEMENTS

   Newmont is not aware of any event that has been publicly disclosed as of the date of this Third Deed (other than the applications by AngloGold to the Takeovers Panel) that constitutes a breach of any condition to the Newmont Takeover Bid. Newmont agrees that it will not assert that the filing of any application to the Takeovers Panel by AngloGold prior to the date of this Third Deed constitutes a breach of any condition to the Newmont Takeover Bid.

4. REPRESENTATION AND WARRANTIES

   Normandy has taken all necessary action to authorise the signing, delivery and performance of this Third Deed and the documents required under this Third Deed in accordance with their respective terms.

5. OTHER PROVISIONS CONTINUE

      (a) All other provisions of the Deed of Undertaking shall, except as expressly provided in this Third Deed, continue with full force and effect.

      (b) The Second Deed:

          (i) continues to apply to the Deed of Undertaking;

          (ii) applies to the Deed of Undertaking as amended by this Third Deed; and

          (iii) applies to this Third Deed.

6. GENERAL

   (a) Newmont will immediately after execution of this Third Deed make the Agreed Newmont Announcement to the Australian Stock Exchange Limited.

   (b) Normandy will promptly after Newmont makes the Agreed Newmont Announcement make the Agreed Normandy Announcement to the Australian Stock Exchange.

   (c) Normandy will lodge a copy of this Third Deed with the Australian Stock Exchange Limited on the day that the Second Agreed Announcements are made.

7. AMENDMENT AND ASSIGNMENT

7.1 AMENDMENT

   This document can only be amended, supplemented, replaced or novated by another document signed by the parties.

7.2 ASSIGNMENT

   Subject to clause 6.9 of the Deed of Undertaking, a party may only dispose of, declare a trust over or otherwise create an interest in its rights under this document with the consent of the other party.

8. GENERAL

8.1 GOVERNING LAW

   (a) This document is governed by the law in force in New South Wales, Australia.

   (b) Each party submits to the non-exclusive jurisdiction of the Courts exercising jurisdiction in New South Wales, Australia and any Court that may hear appeals from any of those Courts, for any proceedings in connection with this document and waives any right it might have to claim that those Courts are an inconvenient forum.

8.2 LIABILITY FOR EXPENSES

   Subject to this document, each party must pay its own expenses incurred in negotiating, executing, stamping and registering this document.

8.3 COUNTERPARTS

   This document may be executed in counterparts.

8.4 ATTORNEYS

   Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

8.5 SEVERABILITY

   If the whole or any part of a provision of this Third Deed is void, unenforceable or illegal in a jurisdiction, it is severed for that jurisdiction. The remainder of this Third Deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Third Deed or is contrary to public policy.

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8.6 ENTIRE AGREEMENT

   This Third Deed, together with the Deed of Undertaking and the Second Deed constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter, other than the Confidentiality Agreement.

8.7 NORMANDY BOARD RESOLUTION

   (a) Normandy has provided to Newmont a certified copy of a resolution of the Normandy Board, which has been unanimously passed at a meeting of the Normandy Board at which each director of Normandy was present (other than Pierre Lassonde), confirming that the Normandy Board approves the execution of this Third Deed, as being in the best interests of Normandy and its shareholders, and approves the Agreed Normandy Announcement and the revised Newmont Takeover Bid.

   (b) Newmont agrees that it will not commence any legal action against the Normandy Board or any member thereof in relation to the resolution of the Normandy Board to approve and commit Normandy to enter into this Third Deed.

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                                  SCHEDULE 1

                       (AGREED ANNOUNCEMENTS--RECITAL C)

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EXECUTED as a Deed.

SIGNED by NORMANDY MINING LIMITED by:

-------------------------------------- ----------------------------------
        Signature of Director           Signature of Director/Secretary

-------------------------------------- ----------------------------------
       Name of Director (print)        Name of Director/Secretary (print)

SIGNED by NEWMONT MINING
CORPORATION by:

--------------------------------------

--------------------------------------
                 Name

--------------------------------------
                Title

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